Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rigetti Computing, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(g)	13,074,972 (2)	$11.50 (6)	$150,362,178.00	0.0000927	$13,938.58

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	6,279,087 (3)	$6.16 (7)	$38,679,175.92	0.0000927	$3,585.56

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	96,941,181 (4)	$6.16 (7)	$597,157,675.00	0.0000927	$55,356.52

Fees to Be Paid	Equity	Warrants to purchase shares of common stock	457(i)	4,450,000 (5)	—(8)	—(8)	—	—(8)

	Total Offering Amounts					$786,199,028.88

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$72,880.65

(1)

In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of up to 13,074,972 shares of common stock, consisting of up to: (i) 4,450,000 shares of common stock that may be issued upon the exercise of 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering of Supernova Partners Acquisition Company II, Ltd. (“Supernova”), by the holders thereof, at an exercise price of $11.50 per share, subject to adjustment, and (ii) 8,624,972 shares of common stock that may be issued upon the exercise of 8,624,972 warrants (the “public warrants”), originally issued in the initial public offering of Supernova, by holders thereof, at an exercise price of $11.50 per share, subject to adjustment.

(3)

Consists of up to 6,279,087 shares of common stock that may be issued upon the exercise of warrants assumed by Rigetti Computing, Inc. and converted into warrants to purchase common stock (the “Rigetti assumed warrants”) in connection with the Business Combination, at a weighted average exercise price of $0.6628 per share.

(4)

Consists of up to 96,941,181 shares of common stock being registered for resale by the selling securityholders named in this registration statement consisting of up to: (i) 14,641,244 shares of common stock purchased by subscribers in a private placement pursuant to separate subscription agreements, (ii) 8,625,000 shares of common stock (the “founder shares”) originally issued in a private placement to Supernova Partners II LLC in connection with the initial public offering of Supernova, (iii) 4,450,000 shares of common stock issuable upon exercise of the private placement warrants, (iv) 2,446,716 shares of common stock issuable pursuant to the exercise of Rigetti assumed warrants, (v) 6,226,065 shares of common stock issuable upon exercise of outstanding options, (vi) 6,288,369 shares of common stock issuable in connection with the vesting and settlement of outstanding restricted stock units, and (vii) 54,263,787 shares of common stock issued in connection with the Business Combination.

(5)	Represents the resale of 4,450,000 private placement warrants.
(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of common stock issuable upon exercise of the public warrants and private placement warrants.
(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on March 16, 2022, as reported on the Nasdaq Capital Market.

(8)

In accordance with Rule 457(g), the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.